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                                                                   EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           CERTIFICATE OF DESIGNATIONS
                           OF SERIES G PREFERRED STOCK
                                 OF ALTEON INC.


         Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Alteon Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

         1. Section 5(h) of the Certificate of Designations of Series G Preferred Stock of Alteon Inc. is amended by adding the following sentence to the end thereof:

         "The Board of Directors of the Corporation or any officer designated by the Board of Directors of the Corporation may waive the provisions of this Section 5(h) for any one transaction or for any series of transactions."

         2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, this Certificate of Amendment is made this 8th day of May, 1998.


                                                    ALTEON INC.



                                                    By: /s/ James J. Mauzey
                                                        -----------------------
                                                        James J. Mauzey
                                                        Chairman and
                                                        Chief Executive Officer